Exhibit 10.a

MTS Systems Corporation
Executive Variable Compensation (EVC) Plan
2005 Performance Goals

The Human Resources Committee of the Board of Directors of MTS Systems Corporation has established the Performance Goals for the fiscal year 2005 Performance Period. They are as follows:

Earnings Per Share;
Earnings Before Interest and Taxes; and
Working Capital Rate to Revenue.